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For Further Information:

Eileen M. Connolly
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FOR RELEASE: FRIDAY, MAY 18, 2001
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             AT&T, COX AND COMCAST REVISE EXCITE@HOME PUT AGREEMENT

NEW YORK -- AT&T today announced that it has revised the terms under which the company will satisfy the March 28, 2000 Excite@Home put obligations to Cox Communications and Comcast. The company said the new agreement offers financial benefits to AT&T, Cox and Comcast.

In March 2000, concurrent with the restructuring of Excite@Home governance arrangements, Cox and Comcast were given the right to sell all their Excite@Home shares to AT&T at a price of $48 per share, payable, at Cox's and Comcast's option, in cash or in shares of AT&T stock on a tax-free basis. At the time, Excite@Home traded at more than $34 per share and had a 52-week high and low of $94 and $28, respectively.

When Cox and Comcast exercised their puts this January, both elected to receive AT&T shares in exchange for their Excite@Home stake. As a result of the original agreement, AT&T would have exchanged 134 million AT&T common shares for approximately 60.4 million Excite@Home shares.

Instead, both Cox and Comcast have agreed to retain their stakes in Excite@Home thus forgoing the tax-free exchange. In the new agreement, which will result in a substantial tax benefit for AT&T, AT&T will issue 75 million shares to Cox and more than 80 million shares to Comcast. AT&T has completed the Cox transaction today, and expects to close the Comcast transaction in June. AT&T said the transactions are not expected to significantly affect the company's net income and earnings per share and will not change the previously announced second-quarter earnings guidance provided to investors.

Separately, AT&T said that it continues to discuss with Excite@Home the proposed restructuring of their backbone fiber agreement, and a joint initiative to maintain and improve current network performance levels. However, the two companies have not been able to reach agreement yet and there is no assurance that they will.

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